Exhibit 4.4

MAZOR ROBOTICS LTD.

SHARE PURCHASE AGREEMENT

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DATED AS OF AUGUST 8, 2012
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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is dated as of August 8, 2012, by and among Mazor Robotics Ltd., a company incorporated in Israel (the “Company”), and the purchasers identified in Schedule 1.1 attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board”), has determined that it is in the best interests of the Company to raise additional capital by way of issuance to Purchasers of 7,053,529 (Seven Million Fifty Three Thousand Five Hundred Twenty Nine) Ordinary Shares par value NIS 0.01 of the Company (the “Ordinary Shares”) at an aggregate purchase price of $7,500,000 (Seven Million Five Hundred Thousand U.S. Dollars), and the issuance of Warrants (defined herein) to Purchasers, all on the terms and conditions more fully set forth in this Agreement;

WHEREAS, the Board has approved the issuance and sale of the Issued Shares to the Purchasers against payment of the Purchase Price therefor, the issuance to the Purchasers of the Warrants as contemplated hereunder, the issuance to the Purchasers of the Warrant Shares upon exercise of the Warrants and all other actions to be taken in connection with the transactions contemplated by this Agreement (as all such capitalized terms are defined herein); and

WHEREAS, the Purchasers desire to invest in the Company pursuant to the terms and conditions more fully set forth in this Agreement, each acting separately and solely for themselves.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

TRANSACTION

SECTION 1.1.                           Issued Shares. On the terms and subject to the conditions of this Agreement, at the Closing, in consideration of the payment of US$7,500,000 in cash by Purchasers to the Company (“Purchase Price”), the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, severally and not jointly, an aggregate of 7,053,529 (Seven Million Fifty Three Thousand Five Hundred Twenty Nine) Ordinary Shares (the “Issued Shares”), in each case, free and clear of all Encumbrances (other than as imposed by the Securities Law and by the Securities Act), at a price per Issued Share equal to NIS 4.25, based on the Rate of Exchange.  The number of Issued Shares to be purchased by each Purchaser at the Closing and the aggregate purchase price to be paid for such shares is set forth on Schedule 1.1 attached hereto in the columns entitled “Number of Issued Shares” and “Purchase Price”, respectively.

SECTION 1.2.                           Warrants.

(a)           Each Purchaser shall receive at the Closing, for no further consideration, a non-registered warrant to purchase additional Ordinary Shares (“Warrant Shares”), pursuant to the terms and conditions set forth in the form of warrant attached hereto as Schedule 1.2(a) (the “Warrant”). The consideration for the full exercise of the Warrants by the Purchasers shall equal up to $7,500,000 subject to the further provisions of the Warrants.  The maximum consideration for the full exercise of the Warrants by each Purchaser is set forth on Schedule 1.1 hereto in the column entitled “Maximum Consideration for Full Exercise of Warrants”.

(b)           Private Placement.  The Issued Shares and Warrants shall be issued to each Purchaser within the framework of a private placement to be published and effected pursuant to the Securities Law, advised by an Underwriter.

ARTICLE II.

CLOSING

SECTION 2.1.                          On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place, within three (3) Business Days following the date on which each of the conditions to the Closing set forth in Article VII herein are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which must be satisfied or waived at the Closing), or on such other date, time or manner as the Purchaser Representative and Company may agree, upon wire transfer of immediately available funds to the Company of the Purchase Price and exchange of fully executed copies of each of the documents contemplated to be delivered hereunder via fax or other electronic delivery (the “Closing Date”).

SECTION 2.2.                           Approvals.  The consummation of the transactions contemplated by this Agreement, including the issuance of the Issued Shares and Warrants to the Purchasers, shall be subject to the obtainment of approval of the TASE for the registration of the Issued Shares and the Warrant Shares issuable upon exercise of the Warrants for trading on TASE.

SECTION 2.3.                           Transactions at the Closing.  At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)           Each Purchaser shall provide to the Company details of an Israeli securities account(s) (or, an account with a foreign bank which works with an Israeli corresponding bank) (the “Account”) in which the Issued Shares shall be deposited with respect to such Purchaser, including name of Account holder, Account number and the name of the TASE member managing such Account.

(b)           The Company shall deliver to its Transfer Agent, Bank Leumi Le-Israel Registration Company Ltd. (“Transfer Agent”), one or more validly executed share certificates representing the Issued Shares and issued in the name of the Transfer Agent, which Issued Shares shall be deposited in the Account.

(c)           The Company shall deliver to the Purchasers validly executed but unregistered Warrants as contemplated under Section 1.1(b) hereof.

(d)           The Company shall deliver to the Purchasers a compliance certificate duly executed by an executive officer of the Company, dated as of the Closing Date, in the form attached hereto as Schedule 2.3(d), certifying that (x) the conditions to Closing set forth in Sections 7.1(a), (b) and (c) have been satisfied and (y) no event, occurrence, fact, condition, change, development or effect exists or occurred or come to exist or been threatened since December 31, 2011, that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(e)           The Company shall deliver to the Purchaser a certificate, duly executed by an officer of the Company, dated as of the Closing Date, in the form attached hereto as Schedule 2.3(e).

(f)            The Company shall deliver to the Purchasers an opinion of CBLS Law Offices, counsel to the Company, in the form attached hereto as Schedule 2.3(f) and dated as of the Closing Date.

(g)           Each Purchaser shall cause that portion of the Purchase Price indicated in Schedule 1.1 with respect to such Purchaser to be transferred to the Company by wire transfer or such other form of payment as is mutually agreed by the Company and the Purchasers, in accordance with the wire instructions provided in writing by the Company to the Purchasers at least two Business Days prior to the Closing.

(h)           The Company and the Purchasers shall execute and deliver to one another the Registration Rights Agreement, dated as of the Closing Date, substantially in the form attached as Schedule 2.3(h) hereto (the “Registration Rights Agreement”).

ARTICLE III.

ADR PROGRAM; RESALE OF AMERICAN DEPOSITARY SHARES

SECTION 3.1.                           Implementation.  The Company shall make its best commercial efforts to implement a Level 2 American Depository Receipt (“ADR”) program (the “ADR Program”) including the listing of American Depositary Shares representing Ordinary Shares of the Company on The NASDAQ Capital Market or The New York Stock Exchange (NYSE) (the “US Exchange Listing”) as soon as practicable and in any case within two hundred and forty (240) days after the Closing. The Issued Shares and the Warrant Shares shall be converted into American Depositary Shares, at the Company’s expense, immediately following the completion of the implementation of the ADR Program, the completion of the US Exchange Listing (as contemplated below) and the exercise of the Warrants in connection therewith, including, for the avoidance of doubt, any Partial Exercise. Implementation of the ADR Program shall be deemed completed when both the Company’s registration statement on Form 20-F filed with the SEC is cleared by the SEC and the Company’s registration statement on Form F-6 is declared effective by the SEC.

SECTION 3.2.                           Resale of American Depositary Shares following Exercise of Warrants.  If, following 10 days from the date of the completion of the implementation of the ADR Program and an exercise of the Warrants pursuant to Section 8 of the Warrant, in the reasonable judgment of the Purchaser Representative, one or more of the Purchasers is considered an affiliate of the Company, as such term is defined under Rule 144 under the Securities Act (“Affiliate”), then the Purchaser Representative shall notify the Company in writing of same, and the Company shall make its best commercial efforts to prepare and file with the SEC within 45 days, and have declared effective as soon as practicable and in any case not later than 125 days, a registration statement on Form F-1 or, if eligible upon effectiveness or at any later date, Form F-3, or such other form reasonably acceptable to the Purchaser Representative which the Company is eligible to use at such time, covering the unrestricted resale of the American Depositary Shares representing the Issued Shares and the Warrant Shares. The Company shall make its best commercial efforts to ensure that such registration statement remains effective for as long as one or more of the Purchasers reasonably considers itself an Affiliate, to permit the unrestricted resale from time to time of such American Depositary Shares by the Purchasers.

ARTICLE IV.

LOCK-UP RESTRICTIONS AND LOCK-UP RELEASE

SECTION 4.1.                           The Purchasers acknowledge and agree that the Issued Shares and the Warrant Shares shall be subject to the lock-up restrictions imposed by the Securities Law (the “Lock-Up Restrictions”).

SECTION 4.2.                           The Company shall make its best commercial efforts to release the Lock-Up Restrictions from the Issued Shares and the Warrant Shares as soon as practicable and in any case within four months after the Closing by publishing a Prospectus or a shelf offering report (the “Lock-Up Release”). Without limiting the foregoing, within 30 days after the Closing, the Company shall prepare and file the first draft of the Prospectus or the first draft of a shelf offering report for the Lock-Up Release, to effect a release of the Issued Shares and the Warrant Shares from the Lock-Up Restrictions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company ISA Reports listed on Schedule V hereto (other than any risk factors, forward looking statements, safe harbors or similar language contained therein), the Company hereby represents and warrants to each Purchaser as follows:

SECTION 5.1.                           Due Organization, Good Standing and Corporate Power.  The Company is a public company duly organized, validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.  The Company’s wholly owned Subsidiary, Mazor Robotics Inc. (“Mazor USA”), is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.  Each of the Company and Mazor USA is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

SECTION 5.2.                           Authorization and Validity of Agreement.

(a)           The Company has, and with respect to the Transaction Documents will have at Closing, the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company has been duly authorized and approved by all necessary corporate action on the part of the Company, and no shareholder or other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement. As of the Closing, the Transaction Documents will be duly authorized and approved by all necessary corporate action on the part of the Company, and no shareholder or other corporate action on the part of the Company will be necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby.  This Agreement has been, and the Transaction Documents when executed and delivered at the Closing will be, duly executed and delivered by the Company, and each is, or will be, when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           A true, complete and correct copy of the Articles of Association of the Company has been published by the Company on MAGNA on September 14, 2011.  A true, complete and correct copy of the Certificate of Incorporation and By-Laws of Mazor USA, as currently in effect, have been provided to the Purchasers.

SECTION 5.3.                           Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) violate or conflict with any provision of its Articles of Association, or the comparable governing documents of its Subsidiary, (ii) violate or conflict with any Law or Order applicable to the Company or its Subsidiary or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority, except any filing, Permit, consent, approval or notice required under the Securities Law in respect of the issuance of the Issued Shares and Warrants contemplated hereunder (including filing on MAGNA of forms T-87 and T-88), and filings required by the Company in respect of any Purchaser being or becoming a shareholder of the Company (including filing on MAGNA of forms T-76, T-77 and T-78), or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or its Subsidiary under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which the Company or its Subsidiary is a party, or by which the Company or its Subsidiary may be bound, excluding in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.4.                           Capitalization.

(a)           Attached as Schedule 5.4 hereto is a capitalization table setting forth, as of immediately prior to and immediately following the Closing (assuming completion of all transactions contemplated hereby to take place at the Closing), the number of shares held by each shareholder of the Company holding more than 5% of the issued and outstanding share capital of the Company and by each director and officer of the Company, and the number of shares issuable under any and all options, warrants and rights to subscribe for, purchase, or acquire from the Company any capital shares of the Company held by each such holder.

(b)           The authorized share capital of the Company consists of 75,000,000 Ordinary Shares.  As of the date hereof, there were 22,181,900 Ordinary Shares issued and outstanding.  As of the date hereof, no Ordinary Shares in the authorized share capital of the Company were reserved or approved for issuance except for: (i) 1,071,429 Ordinary Shares reserved for issuance upon conversion of the Company’s outstanding Convertible Debentures (Series A); (ii) 968,421 non-registered warrants issued under a private placement to certain institutional investors in February 2011; (iii) 3,496,781  Ordinary Shares reserved for issuance upon the exercise of outstanding options issued to any employees, directors or service providers of the Company and its Subsidiary under  the Company’s equity based plans; and (iv) 1,044,000 Ordinary Shares reserved but unallocated and available for future grants of options to employees and service providers of the Company and its Subsidiary under  the Company’s equity based plans (collectively, the “Company Convertible Securities”). Since June 30, 2012, the Company has not issued any Ordinary Shares (other than pursuant to the exercise of Company Convertible Securities) or awarded any Company Convertible Securities. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except as set forth above and except for Ordinary Shares issuable pursuant to the outstanding Company Convertible Securities, there are no outstanding or authorized options, warrants, rights, calls, commitments, preemptive rights, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Ordinary Shares or any share capital or share capital equivalent or other nominal interest in the Company or its Subsidiary that relate to the Company (collectively, “Company Equity Interests”) pursuant to which the Company or its Subsidiary is or may become obligated to issue or sell shares of its share capital or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Company Equity Interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Company Equity Interests.  Unless the Convertible Debentures (Series A) shall be exercised by their holders into Ordinary Shares, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are issued or outstanding as of the date hereof.

(c)           The Issued Shares to be issued to each Purchaser pursuant to Section 1.1(a) when issued in accordance with the terms of this Agreement, and the Warrant Shares underlying the Warrants when issued upon their exercise, will be duly authorized, validly issued, fully paid and non-assessable free and clear of all Encumbrances (other than any Encumbrance imposed by the Securities Law or the Securities Act), and shall have identical rights to the rights attached to all other Ordinary Shares of the Company.

(d)           The Company does not own or control, directly or indirectly, any interest in any other corporation, association or business entity other than its wholly owned Subsidiary, Mazor USA, a corporation incorporated under the laws of the State of Delaware. All of the outstanding shares of capital stock of Mazor USA have been duly authorized and validly issued to the Company and are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar rights and are owned by the Company free and clear of all Encumbrances.  No outstanding or authorized options, warrants, rights, calls, commitments, preemptive rights, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in Mazor USA are outstanding.

(e)           The issuance and sale of the Issued Shares and the Warrant Shares as contemplated hereunder will not cause or give right to any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants, or other rights to purchase capital stock or any other securities of the Company to have any right to acquire any securities convertible into Ordinary Shares.

SECTION 5.5.                           Absence of Certain Events. Since December 31, 2011, (i) the Company and its Subsidiary have, in all material respects, conducted their respective businesses in the ordinary course, consistent with past practice, (ii) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s outstanding securities or any repurchase or redemption by the Company or its Subsidiary of any such securities, (b) any sales, pledges, dispositions, transfers, leases, exclusive licenses, guarantees or encumbrances of any material property or assets of the Company or its Subsidiary, (c) any material acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) by the Company or its Subsidiary of any corporation, partnership, other business organization or any division thereof, (d) to the knowledge of the Company, any disclosure of any material trade secrets of the Company or its Subsidiary other than to its employees, officer, consultants and other Persons who entered into a non-disclosure agreement with the Company or its Subsidiary, (e) any incurrence by the Company or  its Subsidiary of indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $100,000, (f) grants of any material security interest in any material assets of the Company or its Subsidiary, (g) any capital expenditure or purchase of fixed assets by the Company or its Subsidiary other than in the ordinary course of business consistent with past practice or in accordance with the Company’s capital expenditure budget as approved by the Board, (h) any change by the Company or its Subsidiary of any material election in respect of Taxes, any adoption or change by the Company or its Subsidiary of any material accounting method in respect of taxes or settlement or compromise by the Company or its Subsidiary of any material claim, notice, audit report or assessment in respect of taxes, (i) any pre-payment of any long-term debt or payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) by the Company or its Subsidiary, except for such payments, discharges or satisfaction of claims as were made or effected in respect of the Company’s Convertible Debentures (Series A) and in the ordinary course of business consistent with past practice, (j) any write-up, write-down or write-off of the book value of any material assets, or a material amount of any other assets, of the Company or  its Subsidiary, other than as required by IFRS or (k) any change in the Board or the officers of the Company and (iii) except as required or expressly permitted by this Agreement or as reflected in the Company Financial Statements filed prior to the date hereof, there has not occurred any event, occurrence or condition which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.6.                           Company ISA Reports; Financial Statements.

(a)           The Company has timely filed with the ISA and TASE (as applicable) all registration statements, prospectuses, reports, schedules, forms, and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by the Company (the “Company ISA Reports”).  The Company ISA Reports (i) were prepared and will be prepared (when filed after the date of this Agreement) in all material respects in accordance with the requirements of the Securities Law, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Company ISA Report filed with the ISA prior to the date of this Agreement.

(b)           Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the Company ISA Reports (the “Company Financial Statements”) (i) have been prepared and will be prepared from, and are (or will be) in accordance with, the books and records of the Company and its Subsidiary, (ii) was prepared and will be prepared (when filed after the date of this Agreement) in accordance with IFRS, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) was prepared in compliance with the internal control procedures of the Company and its Subsidiary, and (iv) presented fairly and will present fairly (when filed after the date of this Agreement) in all material respects the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and its Subsidiary as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience.

(c)           The Company has implemented and maintains disclosure controls and procedures that ensure that information required to be disclosed by the Company in the Company Financial Statements is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company maintains internal controls over financial reporting, which are sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and maintain accountability for assets.  The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.  Since December 31, 2011, there has been no change in the Company’s internal control over financial reporting or disclosure controls and procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

SECTION 5.7.                           No Undisclosed Liabilities.  As of the date of this Agreement, there are no liabilities of the Company or its Subsidiary, whether known or unknown, absolute, contingent or otherwise, whether due or to become due, other than:

(a)           liabilities reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiary as of December 31, 2011 (the “Balance Sheet Date”) or as otherwise disclosed in the Company ISA Reports; and

(b)           liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

SECTION 5.8.                           Compliance with Law.  (i) Each of the Company and its Subsidiary is and at all times has been in compliance in all material respects with all Laws and (ii) neither the Company nor its Subsidiary is in or has been charged with, nor is it or has it been under investigation with respect to, any default or violation of any Law applicable to the Company or its Subsidiary or by which any of the assets of the Company or its Subsidiary is bound.  The Company has not received any notice of a pending or threatened de-listing action that would remove its shares from trading on the TASE.

SECTION 5.9.                           Licenses and Products.

(a)           Each of the Company and its Subsidiary has all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property or for the conduct of its respective business, which if violated or not obtained would reasonably be expected to have a material adverse effect on the Company (the “Material Licenses”); all such Material Licenses are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.  Neither the Company nor its Subsidiary has finally been denied any application for any Material Licenses in respect of the Company Products currently being marketed thereby.

(b)           In connection with the Company Products, (i) the Company and its Subsidiary have not failed to file with the applicable regulatory authorities (including, without limitation, the United States Food and Drug Administration (the “FDA”) or any foreign, federal, state or local Governmental Authority performing functions similar to those performed by the FDA) any required filing, declaration, listing, registration, report or submission, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, subject to any routine comments, requests or required changes provided by applicable Governmental Authorities; and (iii) the Mazor Renaissance Robot has received a CE Mark and has been approved by the FDA and the Korean Food and Drug Administration (in the name of BR Holdings, the Company's local distributor in South Korea).

(c)           All of the manufacturing facilities and operations of the Company are in compliance in all material respects with applicable standards and regulations of the ISO and FDA (i.e. ISO 13485 and FDA Quality System Regulation (21 CFR Part 820), as applicable. The Company’s suppliers and subcontractors are retained by the Company in compliance with FDA rules and approved Company procedures.

(d)           (i) To the knowledge of the Company, the descriptions in the Company ISA Reports of the results of the Company’s clinical studies relating to the Company Products are, as of the dates of such reports, accurate in all material respects; and following the date of the Company ISA Reports containing such descriptions, except as otherwise disclosed in a subsequent Company ISA Report, the Company has not become aware of any information that is inconsistent with such clinical study results or which would otherwise call into question such clinical study results as described in such Company ISA Report; and (ii) neither the Company nor its Subsidiary has received any notices or other correspondence from the FDA or any committee thereof or from any other Governmental Authority or medical device regulatory agency or review board requiring or recommending the termination or suspension of any clinical trials related to the Company Products.

(e)           To the knowledge of the Company, there are no existing circumstances which would furnish a basis for an action by the FDA or any other Governmental Authority to revoke, suspend, cancel, modify or withdraw any product approval, clearance, license, clinical trial, investigation, registration, or other Material License with respect to any of the Company Products and the Company is not aware of any of the foregoing having occurred.

(f)            Except as set forth in Schedule 5.9(f), neither the Company nor its Subsidiary has received any oral or written complaints from its customers or end users or identified any adverse events that occurred with respect to the Company Products, that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company (“Customer Complaints”). All Customer Complaints received by the Company as of the date hereof have been made available to the Purchasers.

(g)           Neither the Company nor its Subsidiary, nor any employee of the Company or its Subsidiary, nor to the knowledge of the Company, any Person retained by the Company or its Subsidiary, has made on behalf of the Company or its Subsidiary any material false statements or material omissions in any application or other submission relating to the Company Products to the FDA or other Governmental Authority.

SECTION 5.10.                        Litigation.  As of the date of this Agreement, there are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations (“Actions”) pending or, to the knowledge of the Company, threatened against the Company,  its Subsidiary, or any of their respective assets, by or before any Governmental Authority, nor are there any settlement agreements or similar written agreements with any Governmental Authority, or any Orders outstanding against the Company,  its Subsidiary or any of their respective assets.

SECTION 5.11.                        Related Party Transactions. There are no agreements, arrangements, understandings or proposed transactions between the Company or its Subsidiary on the one hand, and any of their respective officers, directors or affiliates, or any member of the immediate family of the foregoing on the other hand.  No employee, officer, director or shareholder of the Company or its Subsidiary, or any member of his or her immediate family, is indebted to the Company or its Subsidiary.  No member of the immediate family of any officer or director of the Company or its Subsidiary is directly or indirectly interested in any material contract to which the Company or its Subsidiary is a party.

SECTION 5.12.                         Intellectual Property.

(a)           The Company ISA Reports identifies each: (a) patent, trademark, copyright, domain name or registration which has been issued to the Company with respect to any of the Company’s Intellectual Property; (b) pending patent, trademark or copyright application or application for registration which the Company has made with respect to any of the Company’s Intellectual Property; and (c) each trade name or unregistered trademark used by the Company. The Company and its Intellectual Property rights are not subject to any outstanding Order.

(b)            (i) The Company and its Subsidiary own or have the right to use pursuant to a valid license, all of the Intellectual Property owned, used or held for use in the business of the Company or its Subsidiary, including with respect to any of the Company Products, (ii) the Company’s Intellectual Property is all of the Intellectual Property materially necessary for the conduct of the respective businesses of the Company and its Subsidiary as currently conducted, including with respect to the manufacturing and operation of the Company Products, (iii) the Company and its Subsidiary have taken all measures reasonably necessary to preserve, maintain and protect the Company’s Intellectual Property, (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Company’s Intellectual Property, (v) to the knowledge of the Company, none of the Company’s or its Subsidiary’s material trade secrets have been disclosed to any Person other than to its employees, officers, consultants and other Persons who entered into a non-disclosure agreement with the Company or its Subsidiary, and (vi) the Company will not be, as a result of the execution and delivery of this Agreement, or the performance of the Company’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to any of the Company’s Intellectual Property and, to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c)           To the Company's knowledge, neither the Company’s Intellectual Property nor the conduct of the business of the Company or its Subsidiary has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of third parties in any material respect, and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating in any material respect, any of the Intellectual Property owned by the Company or  its Subsidiary.

(d)           The Company has not been named, and to the knowledge of the Company, is not threatened to be named, in any suit, action or proceeding which involves a claim of infringement, violation, misrepresentation, misappropriation or misuse of any Intellectual Property right of any third party.

SECTION 5.13.                        Private Offering.  Assuming the accuracy of the representations of the Purchasers set forth in Article VI, no registration under the Securities Act is required for the initial offer, issuance and sale of the Securities.

SECTION 5.14.                        Anti-Takeover Provision. Assuming the accuracy of the representations of the Purchasers set forth in Article VI, no anti-takeover provision is applicable to the transactions contemplated by this Agreement.  There are (i) no anti-takeover provisions in the organizational documents of the Company or any of its Subsidiaries, and (ii) no shareholder rights plan, “poison pill” or similar measures applicable to the Company.

SECTION 5.15.                        Assets and Material Contracts.

(a)           Each of the Company and its Subsidiary has good and valid title to, or otherwise has the right to use, pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible, including all proprietary rights) that are used or held for use in connection with its business and operations or are reflected on the Company Financial Statements, in each case free and clear of any Encumbrance.

(b)           Each of the Company and its Subsidiary, either directly or indirectly, owns, possesses, licenses, leases or, through an enforceable written contractual obligation, has access to and the legal right to use or receive the benefit of all of the properties and assets (both tangible and intangible) materially necessary for the conduct of the business and operations of the Company (on a consolidated basis) as they are currently conducted, and such assets are adequate and suitable for the purposes for which they are currently used or held for use.

(c)           Each material Contract of the Company or its Subsidiary is a valid and binding agreement of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, any other party thereto, and is in full force and effect.  Neither the Company nor its Subsidiary, as applicable, nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, such Contract.  To the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

SECTION 5.16.                        Taxes. All Tax Returns required to have been filed by or with respect to the Company or its Subsidiary have been duly and timely filed (taking into account any extensions) in the manner required by applicable Law (including all information reporting and record keeping requirements), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes required to be paid by or with respect to the Company or its Subsidiary, whether or not shown on any Tax Returns, have been timely paid in the manner required by applicable Law.  The liability of the Company or its Subsidiary for Taxes not yet due and payable as of the date hereof did not exceed the accruals and reserves for Taxes set forth in the Company Financial Statements (without regard for any reserve for deferred Taxes established to reflect the timing differences between book and Tax income).  No Person has extended any period of limitations with respect to Taxes or Tax Returns of or with respect to the Company or its Subsidiary, and there are no requests or demands to extend or waive any such period of limitations.  No audit with respect to Taxes or Tax Returns of or with respect to the Company or its Subsidiary is pending, overtly threatened or, to the knowledge of the Company, proposed.

SECTION 5.17.                        Employee Matters. Each of the Company and its Subsidiary is in full compliance with all applicable Laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a material adverse effect on the Company.  Neither the Company nor its Subsidiary is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company or its Subsidiary has been filed or, to the knowledge of the Company, threatened to be filed with or by any Governmental Authority that regulates labor or employment practices, nor is any grievance filed or, to the knowledge of the Company, threatened to be filed, against the Company or its Subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which the Company or its Subsidiary is a party or is bound.  Each of the Company and its Subsidiary is in compliance with all laws and regulations regarding occupational safety and health standards, except to the extent that noncompliance will not have a material adverse effect on the Company, and has received no complaints from any agency or regulatory body alleging violations of any such laws and regulations.

SECTION 5.18.                        Broker’s or Finder’s Fee.  Except as set forth on Schedule 5.18, no Person acting on behalf of the Company or its Subsidiary is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which the Company, any Purchaser or any of their respective Affiliates after the Closing could have any liabilities in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 5.19.                        Company Disclosure.  None of the representations or warranties of the Company set forth in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company as to itself, severally and not jointly, as follows:

SECTION 6.1.                           Due Organization, Good Standing and Corporate Power.  To the extent that such Purchaser is an incorporated entity, such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its business as now being conducted. Such Purchaser was not formed for the specific purpose of acquiring the Securities.

SECTION 6.2.                           Authorization and Validity of Agreement.  Such Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  To the extent that such Purchaser is an incorporated entity, the execution and delivery of this Agreement by such Purchaser, and the consummation by such Purchaser of the transactions contemplated by this Agreement, have been duly authorized and approved by all necessary corporate action on the part of such Purchaser and no other action on the part of such Purchaser is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Purchaser, and is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 6.3.                           Consents and Approvals; No Violations.  The execution and delivery of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated by this Agreement, do not and will not (i) violate or conflict with any provision of its certificate of incorporation, bylaws or other comparable governing documents, as the case may be (to the extent that such Purchaser is an incorporated entity), (ii) violate or conflict with any Law or Order applicable to such Purchaser or by which any of its respective properties or assets may be bound, (iii) require any filing by such Purchaser with, or Permit, consent or approval to such Purchaser of, or the giving of any notice by such Purchaser to, any Governmental Authority, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of such Purchaser, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which such Purchaser is a party, or by which such Purchaser may be bound, excluding in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 6.4.                           Broker’s or Finder’s Fee.  No Person acting on behalf of such Purchaser is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which the Company or any of its Affiliates after the Closing could have any liabilities in connection with this Agreement or any of the transactions contemplated by this Agreement.

SECTION 6.5.                           Institutional Investor; Accredited Investor; Acquisition for Own Account; No Arrangements.

(a)           Institutional Investor. Such Purchaser: (i) is an Institutional Investor as such term is defined in the Securities Law and the Israeli Securities Regulations (Methods of Offering Securities to the Public), 2007; or (ii) understands that the Issued Shares and the Warrant Shares will be subject to the applicable Lock-Up Restrictions under the Securities Law, until a Lock-Up Release applicable solely to Institutional Investors has been effected.

(b)           Accredited Investor.  Such Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment contemplated by this Agreement and is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws.

(c)           Acquisition for Own Account. Such Purchaser intends to acquire the Securities for its own account and the Securities to be purchased by such Purchaser will be acquired by it for investment for such Purchaser’s own account and not with a view to the distribution  thereof within the meaning of the Securities Act. Such Purchaser has no present intention of distributing any of the Securities in violation of the Securities Act or any applicable securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute such Securities.

(d)           No Arrangements. Except as otherwise provided herein, there are no agreements or other voting arrangements, oral or written, among such Purchaser and any other Purchaser or shareholder of the Company.

(e)           Disclosure of Information. Such Purchaser was granted the opportunity to conduct due diligence prior to entering into the transactions contemplated by this Agreement.  No offering memorandum or similar disclosure document has been prepared in connection with the sale of the Securities.  Such Purchaser has read this Agreement and is familiar with the terms of the Securities. Such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information provided to the Purchaser. The only representations and warranties being given to the Purchaser by the Company are as contained in this Agreement.

ARTICLE VII.

CONDITIONS OF CLOSING OF THE PURCHASERS AND THE COMPNAY

SECTION 7.1.                           Closing Conditions of the Purchasers.  The obligations of each Purchaser to purchase Issued Shares and transfer funds at the Closing, are subject to the fulfillment at or before the Closing, of the following conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Purchaser Representative, which waiver shall be at the sole discretion of the Purchaser Representative, and shall be binding upon each Purchaser:

(a)           Representations and Warranties. The representations and warranties made by the Company in this Agreement that are qualified by materiality, “Company Material Adverse Effect” or similar words, shall have been true and correct when made, and shall be true and correct in all respects as of the Closing as if made on and as of the Closing and all other representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing as if made on and as of the Closing.

(b)           Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing shall have been performed or complied with by the Company prior to or at Closing.

(c)           Consents, etc. All filings required to be made prior to the Closing shall have been made, and the Company shall have secured all permits, consents, approvals and authorizations that shall be necessary or required lawfully to consummate this Agreement, including the issuance of the Issued Shares to be purchased by each Purchaser at the Closing.

(d)           No Injunction, Etc.  The consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(e)           No Litigation, Etc.  Between the date of this Agreement and the Closing, no Action shall have been filed and be pending against the Company, nor shall the Company have been notified of any Person’s intention to commence, or recommend the commencement of, any Action against the Company and no Law shall have been enacted, entered, enforced, promulgated or issued with respect to or deemed applicable, which in any case seeks or purports to challenge, prohibit, interfere with, limit, delay, restrain, impose material damages or other material obligations in connection with or materially increase the cost of the consummation of the transactions contemplated by this Agreement.

(f)            Delivery of Documents.  All of the documents to be delivered by the Company pursuant to Section 2.3 with respect to the Closing shall have been delivered to the Purchasers in accordance with Section 2.3.

SECTION 7.2.                           Conditions of Closing of the Company.  The Company’s obligations to sell and issue the Issued Shares and Warrants at the Closing, are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Company, which waiver shall be at the sole discretion of the Company:

(a)           Representations and Warranties.  The representations and warranties made by the Purchasers in this Agreement that are qualified by materiality, “Purchaser Material Adverse Effect” or similar words, shall have been true and correct when made, and shall be true and correct in all respects as of the Closing as if made on and as of the Closing and all other representations and warranties made by the Purchasers in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing as if made on and as of the Closing.

(b)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchasers prior to or at the Closing shall have been performed or complied with by the Purchasers prior to or at the Closing.

(c)           No Injunction, Etc.  The consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

ARTICLE VIII.

COVENANTS

SECTION 8.1.                           Confidentiality.  Each party hereto agrees that it shall not, and shall cause its Affiliates and representatives not to, without the prior written consent of the other party, disclose or issue or cause the publication of any press release with respect to this Agreement or the transactions contemplated by this Agreement received; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required (i) by applicable Law, (ii) by the rules of any applicable national securities exchange or (iii) to comply with the disclosure requirements of ISA and/or the SEC, provided that such party consults with the other prior to issuing any such press release or other public statement or written communication.

SECTION 8.2.                           Board Representation; Observer.

(a)           Within 60 days following the Closing, the Purchaser Representative shall provide written notice to the Company of its designee to be appointed to the Board of Directors.  Promptly following receipt of such notice, the Board shall appoint such designee as an additional director of the Board. Subject to the exercise of the Warrants in full, and in the event that at the time of such exercise the Board shall consist of not less than seven (7) members, the Board shall appoint an additional director as the Purchaser Representative shall designate in writing to the Company following the complete and full exercise of the Warrants.

(b)           For the avoidance of any and all doubt, the appointment of any of the directors as requested by the Purchaser Representative shall be in effect only until the first general meeting of the Company’s shareholders following such appointment. Thereafter, the Board shall be required to nominate for election as director(s) the Purchaser Representative’s designee(s) in accordance with the previous paragraph, but the appointment of such designee(s) shall be subject to their election by the shareholders at the shareholders’ general meeting.  Without limiting the foregoing, the Company shall include such designee(s) in the Company’s voting statement for the election of directors to the same extent as it does for any of its nominees to the Board.

(c)           In the event the Purchaser Representative’s designee is not elected at any shareholders’ meeting, and for as long as the Purchasers, their Affiliates, and their respective successors and assigns, collectively hold 10% (ten percent) of the issued and outstanding share capital of the Company, the Purchaser Representative shall have the right to appoint one Board observer, who shall be entitled to participate in all Board meetings and receive all Board materials, but shall not have the right to vote on any Board matter.  Each such Board observer shall be given notice of (in the same manner that notice is given to members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board and shall receive a copy of all notices, agendas and other materials distributed to the Board, whether provided to directors in advance or during or after any meeting, regardless of whether such Board observer will be in attendance at the meeting, subject to such observer entering, upon his or her appointment, into a confidentiality agreement in the form attached hereto as Schedule 8.2(c).

(d)           The Purchaser Representative may remove any of its appointed observers at any time, with or without cause, and until the first shareholders’ general meeting contemplated under sub-section (b) above, may remove any of its appointed directors, with or without cause.  Any vacancy in such position shall only be filled with another Person designated by the Purchaser Representative.  Any vacancy created by any removal of a Purchaser Representative designee or an election of the Purchaser Representative to defer appointing one or more Purchaser Representative designees shall also only be filled with another Person designated by the Purchaser Representative.  The Company shall not take any action to remove any Board member or Board observer designated by the Purchaser Representative without the consent of the Purchaser Representative, unless such removal is required under applicable Law.  Any replacement designees shall be appointed to the Board promptly following notice from the Purchaser Representative and in any event, within two (2) Business Days, subject to any constraints under applicable Law.

SECTION 8.3.                           Fees and Expenses.  (a) Except as otherwise set forth herein, the Purchasers will bear all of the fees and expenses of the Purchasers and its Affiliates in connection with the transactions contemplated by this Agreement and (b) the Company will bear all of the fees and expenses of the Company and its Affiliates in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the Company shall, subject to the consummation of the Closing (other than the failure of the Closing to occur due to Purchasers’ conditions to Closing contemplated in Section 7.1 not being satisfied), pay the fees and expenses of the Purchasers not to exceed (in the aggregate) US$ 75,000 for (i) legal fees and expenses of counsel for the Purchasers (regular counsel plus special Israeli counsel) in connection with the transactions contemplated by this Agreement, including negotiation, closing (including exercise of the Warrants), legal due diligence,  implementation of the US Exchange Listing and the ADR Program and the Israeli and US registrations and Lock-Up Release contemplated hereby, (ii) technology due diligence, and (iii) Intellectual Property due diligence. Such reimbursement of fees and expenses payable at Closing or upon exercise of the Warrants shall be deducted from the amounts otherwise payable by the Purchasers hereunder.

SECTION 8.4.                           Tag Along.

(a)           If, at any time before the fulfillment of the Conditions Precedent or the lapse of one year from the Closing, whichever is earlier, the Company offers to sell any of its shares, whether in a registered offering on TASE or otherwise, other than offerings otherwise relating to employee benefit plans or corporate acquisitions or reorganizations (an “Offering”), whether by means of the publication of a prospectus, shelf offering report or private placement report, as such document may be amended or supplemented (the “Offering Document”), it shall give notice to the Purchasers of such intention, including the material terms of the Offering and the number of number of issued and outstanding Ordinary Shares of the Company at such time (“Offering Notice”). Following receipt of such Offering Notice, each Purchaser shall have the right to exercise its pre-emption rights pursuant to Section 8.5 below or, in the alternative, sell its Issued Shares, Warrant Shares and any Ordinary Shares that may be issued by the Company to the Purchaser in respect of such shares in connection with any share split, combination of shares, reclassification, recapitalization and distribution of bonus shares by the Company (the “Tag Along Shares”) within the framework of such Offering, pursuant to the terms and conditions of such Offering, up to that number of Tag Along Shares determined by multiplying the total number of Tag Along Shares held by such Purchaser times a fraction, the numerator of which is the number of Tag Along Shares held by such Purchaser, and the denominator of which is the total number of issued and outstanding Ordinary Shares of the Company at such time. Upon the written request of any Purchaser given within three (3) Business Days after receipt of the Offering Notice, the Company shall include in such Offering all of the Tag Along Shares indicated in such request, so as to permit the sale of the Tag Along Shares so requested.

(b)           Notwithstanding any other provision of this Section 8.4, if any managing underwriter under the Offering advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, or in the event of any limitation imposed under applicable Law, then there shall be excluded from such Offering to the extent necessary to satisfy such limitation(s), first shares held by shareholders other than the Purchasers, then to the extent necessary, shares held by the Purchasers (pro rata to the respective number of Tag Along Shares required by the Purchasers to be included in the Offering); provided, however, that in any event all Tag Along Shares must be included in such Offering prior to any other shares of the Company (with the exception of shares to be issued by the Company to the public). In addition, the Company shall not be under any obligation to issue any Offer Notice to the Purchasers, and the Purchasers shall not have a right to participate in the Offering, if any managing underwriter under the Offering advises the Company in writing that compliance with this Section 8.4 is reasonably likely to negatively affect the Company’s ability to complete such Offering.

(c)           Expenses. All expenses, including the reasonable fees and expenses (including legal expenses) of the Purchasers, incurred in connection with the participation in any Offering under Section 8.4 shall be borne by the Company, provided, that each of the Purchasers participating in such Offering shall pay its pro rata portion of discounts or commissions payable to any underwriter, if any.

SECTION 8.5.                           Preemptive Rights.

(a)           If, at any time before the fulfillment of the Conditions Precedent or the lapse of one year from the Closing, whichever is earlier, the Company intends to effectuate an Offering, then subject to applicable law, each Purchaser shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such securities are proposed to be offered to such other Person(s), up to the amount of Ordinary Shares required to enable such Purchaser to maintain its ownership percentage of issued and outstanding share capital of the Company as in effect immediately prior to such offering, excluding Ordinary Shares purchased by such Purchaser following the Closing, other than any Ordinary Shares that may be purchased by such Purchaser through the exercise of any outstanding Warrants.

(b)           In the event the Company intends to make an Offering, the Company promptly shall provide the Purchasers an Offering Notice and each Purchaser shall have three (3) Business Days from the date of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Ordinary Shares such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 8.5(a) (the “Designated Stock”).  Such notice (“Participation Notice”) shall constitute a non-binding indication of interest of such Purchaser to purchase the Designated Stock so specified at the range of prices and other terms set forth in the Company’s notice to it, to the extent that such offering is an underwritten public offering or a private offering to financial institutions for resale pursuant to Rule 144A, or a binding agreement (subject to sub-section (c)) of such Purchaser to purchase the amount of Designated Stock so specified (or a proportionately lesser amount if the amount of Ordinary Shares to be offered in such private placement is subsequently reduced) upon the price and other terms set forth in the Company’s notice in all other instances.  The failure of a Purchaser to respond during such three (3) Business Day period shall, solely with respect to the Purchaser who fails to respond, constitute a waiver of the preemptive rights only in respect of such Offering.

(c)           If a Purchaser exercises its preemptive purchase rights provided herein, the closing of the purchase of such Designated Stock shall be conditioned on the consummation of the Offering giving rise to such preemptive purchase rights and shall take place, to the extent practicable, simultaneously with the closing of such Offering or on such other date as the Company and such Purchaser shall agree in writing; provided that the actual amount of Designated Stock to be sold to such Purchaser pursuant to its exercise of preemptive rights hereunder shall be reduced, pro rata, if the aggregate amount of Ordinary Shares sold in the Offering is reduced and, at the option of such Purchaser (to be exercised by delivery of written notice to the Company within three (3) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Ordinary Shares sold in the Offering is increased.  In connection with its purchase of Designated Stock, each Purchaser shall execute an instrument in form and substance reasonably satisfactory to the Company containing representations, warranties and agreements of the Purchaser that are customary for such transactions.

(d)           In the event a Purchaser fails to exercise its preemptive purchase rights provided in this Section 8.5 within the applicable three (3) Business Day period or, if so exercised, a Purchaser does not consummate such purchase within the applicable period, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to consummate an agreement  to sell the Designated Stock not purchased by the Purchasers pursuant to this Section 8.5 at the price and on the terms offered to the Purchasers.  In the event the Company has not sold such shares within said 90-day period, the Company shall not thereafter offer, issue or sell such shares without first offering such securities to the Purchasers in the manner provided in this Section 8.5.

(e)           The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of the Purchaser’s preemptive rights hereunder, including securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any Offering of the Company’s securities.

(f)            Notwithstanding the foregoing, the Company shall not be required to comply with this Section 8.5, if any managing underwriter under the Offering advises the Company in writing that compliance therewith is reasonably likely to negatively affect the Company’s ability to complete such Offering; provided however, that in such case, the Company will be required to sell to each Purchaser the Designated Stock indicated in its Participation Notice, to the extent rendered, by way of effectuating a private placement in respect of such Designated Stock, within 30 days of consummation of such Offering.

SECTION 8.6.                           Reasonable Best Efforts; Further Assurances.  Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or desirable under applicable legal requirements, to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.  If at any time after the Execution Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use their reasonable best efforts to take or cause to be taken all such necessary or desirable action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

SECTION 8.7.                           Consents and Approvals.  From and after the date hereof, the Company shall use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement.  The Purchasers shall use their reasonable best efforts to cooperate with the Company in all actions contemplated by the previous sentence.

SECTION 8.8.                           Use of Proceeds.  The proceeds received by the Company from the issuance and sale of the Securities shall be used by the Company for general corporate purposes.

SECTION 8.9.                           Corporate Opportunity.  For the avoidance of doubt, subject to any obligations under applicable law  each Purchaser, each of its Subsidiaries and Affiliates, and, subject to applicable fiduciary and confidentiality obligations, each Board member appointed by the Purchaser Representative, shall have the right: (i) to directly or indirectly engage in any acquisition, development and commercialization or other lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its Subsidiary, (ii) to directly or indirectly do business with any client or customer of the Company and its Subsidiary, (iii) not to present potential transactions, matters or business opportunities to the Company or its Subsidiary, and (iv) to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.  No Purchaser, Subsidiary or Affiliate of any Purchaser, nor any Board member appointed by the Purchasers’ Representative, shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its shareholders, its Subsidiary or its Affiliates, or to refrain from any actions specified in this Section 8.9, and the Company, on its own behalf and on behalf of its shareholders, its Subsidiary and its Affiliates, hereby renounces and waives any right to require such Purchaser or any of its Subsidiaries or Affiliates, or any Board member appointed by the Purchaser Representative, to act in a manner inconsistent with the provisions of this Section 8.9.  None of the Purchasers, their respective Subsidiaries or Affiliates, nor any Board member appointed by the Purchaser Representative, shall (i) be liable to the Company, its Subsidiary or its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 8.9 or of any such person’s participation therein, or (ii) have any duty to communicate or present any activities or omissions of the types referred to in this Section 8.9 to the Company or its shareholders, its Subsidiary or its Affiliates.  The Purchasers, each of their respective Subsidiaries and Affiliates and any Board member appointed by the Purchaser Representative, shall have the right to hold any of the activities or omissions of the types referred to in this Section 8.9 for their own accounts, or the account of another Person, or to recommend, sell, assign or otherwise transfer such activity or omission to Persons other than the Company or any shareholder, Subsidiary or Affiliate of the Company.

ARTICLE IX.

TERMINATION

SECTION 9.1.                           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Company and the Purchaser Representative;

(b)           by the Purchaser Representative, if the Company breaches or fails in any material respect to perform or comply with any of its representations, warranties, covenants or agreements set forth in this Agreement, so as to cause any of the conditions set forth in Section 7.1 not to be satisfied, and such breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement is not cured within 30 days after the Purchaser Representative has provided written notice thereof to the Company;

(c)           by the Company, if the Purchasers breach or fail in any material respect to perform or comply with any of its representations, warranties, covenants or agreements set forth in this Agreement, so as to cause any of the conditions set forth in Section 7.2 not to be satisfied, and such breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement is not cured within 30 days after the Company has provided written notice thereof to the Purchaser Representative;

(d)           by either the Company or the Purchaser Representative if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if the consummation of the transactions contemplated by this Agreement would violate any non-appealable final Order of any Governmental Authority; or

(e)           by either the Company or the Purchaser Representative if the Closing shall not have occurred by the date that is 90 days following the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

SECTION 9.2.                            Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that nothing herein will relieve any party from liability for fraud, provided, however, the that provisions of Section 8.1 (Confidentiality), and Article X (General Provisions) will survive any termination hereof.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.1.                           Survival of Representations, Warranties and Covenants.  The representations and warranties in this Agreement shall survive until the date that is 24 months following the Closing, and the covenants and agreements contained in this Agreement requiring performance following the Closing shall survive the Closing in accordance with their respective terms.

SECTION 10.2.                           Purchaser Representative.  Each Purchaser hereby appoints Oracle Partners, L.P. as its representative (the “Purchaser Representative”), to take all actions and make all decisions on its behalf, as required under this Agreement, including, but not limited to, appointing any Board designees, waiving any conditions herein or modifying or amending the terms of this Agreement.

SECTION 10.3.                           Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by the written agreement of the Company and the Purchaser Representative.

SECTION 10.4.                           Waiver of Compliance.  Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part of this Agreement or the right of any Person thereafter to enforce each and every such provision.  No waiver of any breach of any provisions of this Agreement will be held to be a waiver of any other or subsequent breach.

SECTION 10.5.                           Notices.  All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to the Company:

Mazor Robotics Ltd.
7 HaEshel St.
Southern Caesarea Industrial Park
P.O.B 3104
Israel 38900
Fax: +972 (4) 6187111
Attention: Ori Hadomi, CEO

With a copy (which shall not constitute notice) to:

CBLS Law Offices
35th floor, 5 Azrieli Center, Square Tower
Tel-Aviv
Israel
Fax: +972 (3) 718-8701
Attention: Barak Luchtenstein, Adv.

If to Purchasers:

to the addresses set forth in Schedule 1.1

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax: +212-728-9592
Attention: Jeffrey S. Hochman

SECTION 10.6.                           Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” has the meaning set forth in Section 5.10 to this Agreement

“Account” has the meaning set forth in Section 2.3.

“ADR” has the meaning set forth in Section 3.1.

“ADR Program” has the meaning set forth in Section 3.1.

“Affiliate” has the meaning set forth in Section 3.2 to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board” has the meaning set forth in the recitals to this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Business Day” shall mean a day between Sunday to Thursday, on which banking institutions in Israel are actually open.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Convertible Securities” has the meaning set forth in Section 5.4(b).

“Company Equity Interests” has the meaning set forth in Section 5.4(b).

“Company Financial Statements” has the meaning set forth in Section 5.5(b).

“Company ISA Reports” has the meaning set forth in Section 5.5(a).

“Company Material Adverse Effect” means a material adverse change, event, occurrence, condition, circumstance, development or effect on (a) the business, condition (financial or otherwise), prospects, Company Products, results of operations, assets, liabilities or properties of the Company and its Subsidiary taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect:  any event, circumstance, change or effect arising after the date of this Agreement resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiary conduct business, (iii) seasonal fluctuations in the business of the Company and its Subsidiary, (iv) any acts of terrorism or war or (v) compliance with the terms of, or the taking of any action required by, this Agreement; except in the case of each of clauses (i), (ii), (iii) and (iv) if such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiary as compared to other persons in the industry, market or geographic areas in which the Company and its Subsidiary conduct their business or (b) the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis.

“Company Products” means the Mazor Renaissance Robot, and all other products designed, developed, manufactured, marketed, distributed and sold by the Company.

 “Conditions Precedent” means (i) the completion of the ADR Program implementation as contemplated in Section 3.1 hereof; and (ii) the effectuation of the Lock-Up Release as contemplated in Section 4.2 hereof.

“Contract” means any agreement, contract, commitment, understanding, arrangement, restriction or other instrument or legal obligation of any kind, whether written or oral.

“Customer Complaints” has the meaning set forth in Section 5.9(f).

“Designated Stock” has the meaning set forth in Section 8.5(b).

“Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, claim, option or other encumbrance attaching to title to any tangible or intangible property or right.

“FDA” has the meaning set forth in Section 5.9(b).

“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local, including, but not limited to the FDA, ISA, TASE and SEC.

“IFRS” means International Financial Reporting Standards.

“Intellectual Property” shall mean and refer to any and all intellectual property and proprietary rights, including, without limitation, any: (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, user interfaces, research and development information, copyrightable works,  inventions and, with respect to all of the foregoing, related confidential documentation, (v) trademarks, service marks, trade names and applications and registrations therefore, (vi) all documentation, materials and work products relating to any of the foregoing and/or used to design, plan, organize and develop any of the foregoing and, (vii) other proprietary rights relating to the foregoing.

“ISA” means the Israeli Securities Authority.

“Issued Shares” has the meaning set forth in Section 1.1(a).

“Law” means any statute or law, ordinance, rule, treaty, ordinance, regulation, treaty or constitution enacted promulgated, issued, enforced or entered into by any Governmental Authority of competent jurisdiction, and any Order.

“Lock-Up Restrictions” has the meaning set forth in Section 4.1.

“Lock-Up Release” has the meaning set forth in Section 4.2.

“MAGNA” means ISA’s distribution web-site for companies filings, including the Company ISA Reports  (currently at: www.magna.isa.gov.il).

“Material Licenses” has the meaning set forth in Section 5.9(a).

“Mazor USA” has the meaning set forth in Section 5.1.

“NIS” means New Israeli Shekel.

“Offering” has the meaning set forth in Section 8.4(a).

“Offering Document” has the meaning set forth in Section 8.4(a).

“Offering Notice” has the meaning set forth in Section 8.4(a).

“Order” means any award, injunction, judgment, decree, order, directive, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Ordinary Shares” has the meaning set forth in the recitals to this Agreement.

“Participation Notice” has the meaning set forth in Section 8.5(b).

“Permit” means any permit, approval, license, authorization, certificate, right, exemption or Order from any Governmental Authority.

“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Authority.

“Prospectus” means the lock-up release prospectus to be signed by the Underwriter.

“Purchase Price” has the meaning set forth in Section 1.1 of this Agreement.

“Purchaser Material Adverse Effect” means a material adverse change, event, occurrence, condition, circumstance, development or effect on (a) the business, condition (financial or otherwise), prospects, results of operations, assets, liabilities or properties of Purchaser and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute an Purchaser Material Adverse Effect:  any event, circumstance, change or effect arising after the date of this Agreement resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which any purchaser or its Subsidiaries conduct business, (iii) seasonal fluctuations in the business of any Purchaser and its Subsidiaries, (iv) any acts of terrorism or war or (v) compliance with the terms of, or the taking of any action required by, this Agreement; except in the case of each of clauses (i), (ii), (iii) and (iv) if such event, circumstance, change or effect has had a disproportionate effect on any Purchaser and its Subsidiaries as compared to other persons in the industry, market or geographic areas in which any Purchaser and its Subsidiaries conduct their business or (b) the ability of any Purchaser to perform its  obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Representative” has the meaning set forth in Section 10.2.

“Rate of Exchange” shall mean the US$/NIS rate of exchange, as last published by the Bank of Israel, prior to August 8, 2012, i.e. NIS 3.9970 to US $1.00.

“Registration Rights Agreement” has the meaning set forth in Section 2.3(i).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall mean the Issued Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Law” means the Israeli Securities Law 1968, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or shares capital is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Tag Along Shares” has the meaning set forth in Section 8.4(a).

“TASE” means the Tel Aviv Stock Exchange Ltd.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes request, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.

“Transaction Documents” means the Warrant and the Registration Rights Agreement.

“Transfer Agent” has the meaning set forth in Section 2.3.

“Underwriter” shall mean an authorized Pricing Underwriter as defined under the Securities Law.

“US Exchange Listing” has the meaning set forth in Section 3.1.

 “Warrant” has the meaning set forth in Section 1.2.

“Warrant Shares” has the meaning set forth in Section 1.2.

SECTION 10.7.                           Interpretation.  Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a)           The Article and Section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b)           When a reference is made in this Agreement to an Article or a Section, paragraph, Exhibit or Schedule, such reference shall be to an Article or a Section, paragraph, Exhibit or Schedule hereof unless otherwise clearly indicated to the contrary.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f)            The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g)           A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States and a reference to “NIS” or “Shekels” shall mean the legal tender of Israel.

(h)           A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless Business Days is specified.

(i)            All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j)            Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under IFRS.

(k)           The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules hereto).  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l)           Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.

SECTION 10.8.                           Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.9.                           Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns.  Neither the Company nor any Purchaser may assign this Agreement or any of its rights or liabilities hereunder without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void.  Any such assignment will not relieve the party making the assignment from any liability under this Agreement.

SECTION 10.10.                         Severability.  The illegality or partial illegality of any of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

SECTION 10.11.                         Governing Law; Dispute Resolution.  This Agreement, and all claims arising hereunder or relating hereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Israel, without giving effect to the principles of choice of law thereof, and each of the parties agrees to submit all disputes hereunder to binding arbitration to take place in the competent courts in Tel Aviv-Jaffa, Israel.

SECTION 10.12.                        Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

SECTION 10.13.                         Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 10.14.                         Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement) and that certain Non-Disclosure Agreement entered into between the Company and Oracle Investment Management Inc. in May 2012, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Company MAZOR ROBOTICS LTD. By: /s/ Ori Hadomi Name: Ori Hadomi Title: CEO By: /s/ Jonathan Adereth Name: Jonathan Adereth Title: Chairman of the Board
Purchasers ORACLE PARTNERS, L.P. By: /s/ Larry Feinberg Name: Larry Feinberg Title: General Partner	ORACLE INSTITUTIONAL PARTNERS, L.P. By: /s/ Larry Feinberg Name: Larry Feinberg Title: General Partner
FEINBERG CHILDREN’S TRUST By: /s/Adam Usden Name: Adam Usden Title: Autorized Person	TRELLUS PARTNERS LP By: /s/ Adam Usden Name: Adam Usden Title: President
VERITION MULTI-STRATEGY MASTER FUND LTD. By: /s/ Josh Goldstein Name: Josh Goldstein Title: COO	PAUL AND CAROLYN CLARK REVOCABLE TRUST OF 2009 dtd 4/20/09 By: /s/ Paul Clark Name: Paul Clark Title: Trustee
JACK SCHULER /s/ Jack Schuler Name: Jack Schuler	MATT STROBECK /s/ Matt Strobeck Name: Matt Strobeck

SCHEDULE 1.1
THE PURCHASERS AND RESPECTIVE PURCHASE PRICE
NUMBER OF ISSUED SHARES AT CLOSING AND CONSIDERATION FOR FULL
EXERCISE OF WARRANTS

Name of Purchaser & Address	Purchase Price	Number of Issued Shares	Maximum Consideration for Full Exercise of Warrants
Oracle Partners, L.P. c/o Oracle Investment Management, Inc. 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830 Attention: Larry Feinberg Phone: (203) 862-7901 Fax: (203) 862-7903 Email: larry@oraclepartners.com	$ 3,000,000	2,821,412	$ 3,000,000
Jack Schuler c/o Crab Tree Partners 28161 North Keith Drive Lake Forest, IL 60045 Attention: Jack Schuler Phone: (847) 607-2067 Fax: (847) 367-9586 Email: jack.schuler@ctreepartnerscom	$ 1,750,000	1,645,823	$ 1,750,000
Oracle Institutional Partners, L.P. c/o Oracle Investment Management, Inc. 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830 Attention: Larry Feinberg Phone: (203) 862-7901 Fax: (203) 862-7903 Email: larry@oraclepartners.com	$ 1,000,000	940,470	$ 1,000,000
Trellus Partners LP c/o Trellus Management Company, LLC 350 Madison Avenue, 9th floor New York, NY 10017 Attention: Adam Usdan Phone: (212) 389-8780 Fax: (212) 389-8798 Email: ausdan@trellus.com	$ 500,000	470,235	$ 500,000
Verition Multi-Strategy Master Fund Ltd. One American Lane Greenwich CT 06831 Attention: Josh Goldstein Fax: (203) 742-7715 Email: jgoldstein@veritionfund.com	$ 500,000	470,235	$ 500,000
Paul Clark c/o ICOS Corp. 22021 20th Ave. SE Bothell, WA 98021 Attention: Paul Clark Phone: (425) 415-2285 Fax: (425) 485-1911 Email: pclarkt71@gmail.com	$ 250,000	235,118	$ 250,000
Feinberg Children’s Trust c/o Trellus Management Company, LLC 350 Madison Avenue, 9th floor New York, NY 10017 Attention: Adam Usdan Phone: (212) 389-8780 Fax: (212) 389-8798 Email: ausdan@trellus.com	$ 250,000	235,118	$ 250,000
Matt Strobeck 3 Lakeview Terrace Winchester, MA 01890 Phone: (781) 721-0241 Email: matthew.strobeck@gmail.com	$ 250,000	235,118	$ 250,000
Total	$ 7,500,000	7,053,529	$ 7,500,000

Schedule 2.3(d)

Compliance Certificate

This certificate (the "Certificate") is given in accordance with Section 2.3(d) of the Share Purchase Agreement dated August __, 2012 (the "Agreement") by and between Mazor Robotics Ltd. (the "Company") and the Purchasers listed in Schedule 1.1 thereof.

Capitalized terms not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.

The undersigned, being the duly appointed Chief Executive Officer of the Company, hereby confirms in his capacity as such and, in the name of the Company and on its behalf, as follows:

(i)            The representations and warranties made by the Company in the Agreement that are qualified by materiality, “Company Material Adverse Effect” or similar words, were true and correct when made, and are true and correct in all respects as of the date hereof as if made on and as of the date hereof, and all other representations and warranties made by the Company in the Agreement were true and correct when made, and are true and correct in all material respects as of the date hereof as if made on and as of the date hereof.

(ii)           All covenants, agreements, and conditions contained in the Agreement to be performed or complied with by the Company prior to or at the Closing have been performed or complied with by the Company as of the date hereof.

(iii)          All filings required to be made prior to the Closing have been made as of the date hereof, and the Company has secured all permits, consents, approvals and authorizations that are necessary or required lawfully to consummate the Agreement, as of the date hereof.

(iv)          No event, occurrence, fact, condition, change, development or effect exists or occurred or come to exist or been threatened since December 31, 2011, that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

__________________
Ori Hadomi, CEO
Mazor Robotics Ltd.

Date: _______ __, 2012

Schedule 2.3(e)

Mazor Robotics Ltd.

Executive Officer’s Certificate

This Certificate (the “Certificate”) is furnished pursuant to Section 2.3(e) of that certain Share Purchase Agreement, dated August ___, 2012 [Closing Date] (the “Agreement”), by and among Mazor Robotics Ltd., a company incorporated in Israel (the “Company”), and the Purchasers named therein.  Each capitalized term not defined herein has the meaning given to it in the Agreement.  The undersigned hereby certifies as follows:

1.
Attached to this Certificate as Exhibit A is a true, complete and correct copy of the resolutions adopted by the Board of the Company (the “Resolutions”) authorizing the execution, delivery and performance of the Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. As of the date hereof, such Resolutions have not been altered, amended or repealed and are in full force and effect.

2.	Set forth below are the names and signatures of each of the Officers of the Company authorized to sign the Transaction Documents:

Name	Title	Signature
Jonathan Adereth	Chairman	_____________________
Ori Hadomi	Chief Executive Office	_____________________

Dated: August ___, 2012	MAZOR ROBOTICS LTD. _____________________________________ Name: _____________________________ Title: _____________________________

Exhibit A

Resolutions

[see attached]

Schedule 2.3(f)

Narda Ben-Zvi	נרדה בן-צבי
Lori Almouli-Confino*	*לורי אלמולי-קונפינו
Barak Luchtenstein	ברק לוכטנשטיין
David Schottenfels	דוד שוטנפלס
Tsafi Erlich Goldman	צפי ארליך גולדמן
Ori Kasir	אורי קסיר
Inbal Baruch-Rotter	ענבל ברוך-רוטר
Lena Mor	לנה מור
Diana Albu	דיאנה אלבו
Yoash Dvir	יואש דביר
Dan Adar	דן אדר
Yuval Beer	יובל בר
Naama Ben-Bassat	נעמה בן-בסט
Ariel Lavi	אריאל לביא
Dafna Kahn Amster	דפנה קאהן אמסטר
Adi Shillo	עדי שילה
Anna Barkats	חנה ברכץ
Israel Shay Greenfeld	ישראל שי גרינפלד

*Also admitted to the New York Bar	בעל רשיון גם בניו יורק*

[Closing Date]

To:  The Purchasers listed in Schedule 1.1 of the Agreement (the "Purchasers")

Ladies and Gentlemen,

We acted as counsel to Mazor Robotics Ltd., an Israeli public company (the “Company”), in connection with that certain Share Purchase Agreement among the Company and the Purchasers  dated August 8, 2012 (including the documents and instruments referred to therein, including, but not limited to, the Registration Rights Agreement and Warrants issued thereunder) (the “Agreement”).

Capitalized terms used in this opinion and not otherwise defined herein shall have the respective meaning ascribed to them in the Agreement.

In rendering the opinions hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary or appropriate, including (i) the Agreement; (ii) the Articles of Association of the Company; and (iii) certain corporate records and other documents of the Company which are contained in our files or which we obtained from the Company. The documents listed above are hereinafter collectively referred to as the “Documents”.

In rendering the opinion set forth below and on such review we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

As to factual matters forming a basis for our opinion, we have relied upon the accuracy, completeness and genuineness of the representations and warranties set forth in the Agreement and any other instrument reviewed by us, we made no independent investigation or verification of such facts.  Statements in this opinion that are qualified by expressions such as “based on our knowledge”, or other expressions herein such as “known to us”, are limited to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company. Whenever our opinions herein with respect to the existence or absence of facts are stated to be based on our knowledge, it is intended to signify that, during the course of our engagement with the Company, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts. However, except for review of legal documents in connection with the Agreement, we have not undertaken any independent investigation or verification to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our engagement as aforesaid or the rendering of the opinion set forth below.

Except as expressly provided in this opinion, we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Agreement.

The opinions hereinafter expressed are subject to the following qualifications, based on the Documents:

1.
Enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, preference, moratorium arrangement or winding up laws or other similar laws affecting the enforcement of creditors’ rights, including, without limitation, the Companies Law, 5759-1999, the Bankruptcy Ordinance [New Version], 5740-1980, the Pledge Law, 5727-1967, the Execution Law, 5727-1967 and laws regarding the limitation of actions.

2.	We express no opinion as to compliance with anti-fraud and/or minority oppression provisions of Applicable Laws.

3.
Enforceability of the Agreement or any part thereof or document or instrument referred to therein may be limited by equitable principles, including the principle that specific performance and injunction may only be granted in the discretion of the court of competent jurisdiction.

4.
The performance of contracts (as well as the negotiations leading up to the execution of any contract) must be conducted in good faith and in a reasonable manner. Lack of such good faith (by a contracting party or its agents) may be deemed a breach of contract. Notwithstanding any term or condition contained in any instrument, including, without limitation, the right of any party to exercise its sole discretion, a court of competent jurisdiction, may retain the discretion to determine when the actions of such party or its agents have been conducted in good faith and in a reasonable or “commercially reasonable” manner.

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5.
The enforceability of any of the provisions of any instrument entitling a party to exercise rights and remedies, may be limited by Applicable Law requiring creditors and secured parties to afford debtors a reasonable time to rectify any default or to repay as demanded prior to taking any action to exercise such rights and remedies.

6.	We express no opinion as to the enforceability of any provision of any instrument which may be characterized in a court as an unenforceable penalty and not as a genuine pre-estimate of damages.

7.
The validity and enforceability of provisions inserted in any agreement or instrument, which purport to sever from the agreement or instrument any provision which is prohibited or unenforceable under Applicable Law without affecting the enforceability or validity of the remainder of the agreement or instrument may be limited by the operation of law.

8.
An agreement may be void or voidable if the agreement was entered into under certain circumstances such as, if (i) the will of one of the parties was flawed; (ii) fraud or willful misrepresentation by a party to the agreement; (iii) mistake by a party to the agreement; (iv) exploitation by one party of the other.

9.	Enforceability of an agreement or of any provisions thereof may be limited by frustration of contract.

10.
We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any. As used herein, the term “Applicable Law” means only those laws of the jurisdictions for which we express opinions hereunder.

Based upon and subject to the assumptions, limitations and qualifications set forth in this opinion, we are of the opinion that:

a.
The Company is duly organized, validity existing and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to own, operate and lease its assets and properties and carry on its business as now being conducted.

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b.
The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement. The execution, delivery and performance by the Company of the Agreement has been duly authorized by all necessary corporate action of the Company, such Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Assuming the accuracy of the representations of the Purchasers set forth in Section 6.5 of the Agreement, no shareholder action on the part of the Company is necessary to authorize the execution, delivery or performance of the Agreement.

c.
None of the execution, delivery or performance of the Agreement will violate or contravene any provision of any applicable Israeli Law, or violate any provision of the Company’s Articles of Association, or to our knowledge conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under any material Contract under which the Company is now obligated.

d.
The execution, delivery or performance of the Agreement and the transactions contemplated thereunder by the Company do not require any prior approval or consent from any Governmental Authority in Israel, other than those disclosed to the Purchasers within the Agreement.

e.
The Securities have been duly authorized, and when issued and paid for in accordance with the Agreement at the Closing, or upon exercise of the Warrant (subject to its terms), will be validly issued and fully paid and nonassessable, free and clear of any Encumbrances and preemptive rights and shall have the rights and obligations set forth in the Company's Articles of Association.

f.	The Warrant Shares to be issued upon exercise of the Warrant have been duly authorized and reserved for issuance.

g.
Except for any consent, approvals, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Israeli Governmental Authority that already has been made or obtained, the initial offer and sale of the Securities, the issuance of the Issued Shares, and the issuance of the Warrant Shares upon exercise of the Warrants, does not require any such consent, approvals, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Israeli Governmental Authority on the part of the Company.

h.
There are no Actions pending or, to our knowledge, threatened in writing against the Company or involving its properties or assets. There are no pending or, to our knowledge, threatened, Actions filed or authorized by the Company. The Company has not received any written threat that questions the validity of the Agreement or the right of the Company to enter into the Agreement.

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This opinion is limited solely to the express opinions set forth herein with respect to the transactions referred to in this opinion and may not be used, circulated, quoted or otherwise relied upon by, and no copies of it may be delivered to, any other person without our express written consent and may not be used, circulated, quoted or otherwise relied upon for any other purpose or in connection with any other transaction.

We are not assuming any responsibility to any other person or entity by having rendered this opinion. It is understood that this opinion speaks as of the date given, and we have no obligation to update this opinion (including, without limitation, by reason of any events or circumstances, including changes in law, that may occur) or to advise you of any change of any matters stated herein whether legal or factual, after the date hereof.

Very truly yours,

CBLS Law Offices

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Schedule V

List of ISA Reports

1.	The Company's Annual Report dated March 27, 2012 (Reference: 2012-01- 082137)

2.	An Immediate Report dated March 28, 2012 (Reference: 2012-01-082977) re: Appointment of VP Sales by Mazor USA.

3.	An Immediate Report dated April 1, 2012 (Reference: 2012-01-089157) re: Sale of Renaissance system in Florida.

4.	An Immediate Report dated April 15, 2012 (Reference: 2012-01-101202) re: Certain clarifications in respect of Company publications.

5.	The Company Quarterly Report for Q1 2012 dated May 16, 2012 (Reference: 2012-01-126456).

6.	An Immediate Report dated May 23, 2012 (Reference: 2012-01-133233) re: Launch of C-Onsite Application.

7.	An Immediate Report dated May 28, 2012 (Reference: 2012-01-136914) re: Intention to apply for a permit for publication of a prospectus.

8.	An Immediate Report dated June 11, 2012 (Reference: 2012-01-152679) re: Use of robot in brain procedures.

9.	An Immediate Report dated June 13, 2012 (Reference: 2012-01-154794) re: Receipt of KFDA approval for the Renaissance system.

10.	An Immediate Report dated June 26, 2012 (Reference: 2012-01-166542) re: Sale of Renaissance system in Virginia.

11.	An Immediate Report dated July 1, 2012 (Reference: 2012-01-171312) re: Sale of Renaissance system in Texas.

12.	An Immediate Report dated July 1, 2012 (Reference: 2012-01-171336) re: Sale of Renaissance system in Florida.

13.	An Immediate Report dated July 16, 2012 (Reference: 2012-01-185727) re: Appointment of VP Marketing by Mazor USA.

14.	An Immediate Report dated July 16, 2012 (Reference: 2012-01-185730) re: Appointment of VP Business Development by Company.

15.	An Immediate Report dated July 16, 2012 (Reference: 2012-01-185724) re: Receipt of FDA approval for Renaissance system in brain surgery.

Schedule 5.9(f)

Customer Complaints

In February 2011, Paracelsus-Kliniken, a hospital in Germany, reported orally to the Company that a patient, on whom a procedure was performed using the Company's SpineAssist system, suffered a suspected leak from his dura.

Following such report, the Company performed a self initiated investigation to understand the potential causes for such leak. Several optional causes were indentified by the Company, including, among others, misuse of the SpineAssist system and use of an inappropriate software version.

The Company hired a regulatory consultant to advise it regarding the need to report such event to the relevant Governmental Authorities. The consultant recommended that the Company review the reporting policies of the relevant Governmental Authorities in respect of medical device events and train its management and field team in respect thereof. In addition, the consultant recommended that the Company include in its policies and procedures a vigilance reporting requirement. The Company has acted in accordance with such consultant's recommendations.

Schedule 5.18

Broker’s or Finder’s Fee

Pursuant to a letter agreement, dated as of April 12, 2011 (the “Oppenheimer Agreement”) by and between the Company and Oppenheimer & Co., Oppenheimer was engaged by the Company to Act as its exclusive agent outside of Israel for the private placement of the Company's securities to investors domiciled outside of Israel.  Pursuant to the terms of the Oppenheimer Agreement, the Company may be required to pay a brokerage fee to Oppenheimer & Co. of up to 7% of the gross proceeds raised from the sale of the Securities under the Agreement.  However, the Company has certain reservations regarding payment of the full commission thereunder.

Schedule 8.2(c)

Observer Confidentiality Agreement

To: MAZOR ROBOTICS LTD.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY UNDERTAKING

The undersigned, _____________, hereby acknowledges that as a result of my service as an observer in the Board of Directors of Mazor Robotics Ltd. (together with its affiliates, the "Company") (an "Observer"), I may receive, be exposed or otherwise have access to confidential or proprietary information, which is of value to the Company. I therefore agree, as a condition of my designation as an Observer, as follows:

1.	CONFIDENTIALITY

1.1
Confidential Information. During my service as an Observer, and at any time after the expiration or termination thereof, I will not disclose or make accessible to any other person, and will take all necessary precautions to prevent the disclosure of, any information of the Company, or information to which I was exposed to in the course of my engagement with the Company, or in connection therewith, including, without limitation, the Company’s Intellectual Property Rights (as defined hereunder), and other confidential and proprietary information (“Confidential Information”). Confidential Information shall not include, however information that: (i) reflects information and data generally known within the industries or trades in which the Company transacts business; (ii) I received from a third party exempt from confidentiality undertakings; (iii) was in my possession at the time of disclosure; or (iv) I am compelled by court, government or regulatory action pursuant to applicable law or regulation to disclose, provided, however, that I will give the Company prompt notice thereof (where legally permissible and practicable to do so) so that the Company may seek a protective order or other appropriate remedy. It is agreed that, between the parties hereto, the Confidential Information is and will remain the sole property of the Company.

Notwithstanding the above, please note that: (i) I may have many other occupations and I am involved and will continue to be involved in a wide range of activities in numerous market segments, and therefore have other sources of information; and (ii) subject to the provisions of this letter, I will continue my engagement in such other occupations and activities and may continue using such information.

1.2
Use of Information; Duty of Care. I shall not use any Confidential Information, directly or indirectly, except as required by the Company solely for the purpose of performing my duties as an Observer, whilst maintaining the Company’s best interest. I will exercise due care and diligence to prevent, and shall not take any action, which could result in conflict with, or be prejudicial to, the interests of the Company.

1.3
No License. Disclosure of the Confidential Information to me shall in no way serve to create, on my part, a license to use, or any proprietary right in, the Company’s Confidential Information (as defined hereunder) and/or in the Company’s Intellectual Property Rights (as defined hereunder) including in any proprietary product, trademark, copyright or other right of the Company.

1.4	The terms of this Section 1 shall survive the termination or expiration of my position as Observer.

2.	MISCELLANEOUS

2.1
Term. This letter, when signed by both parties, will enter into force as of _________, 2012 (the "Effective Date"), and shall remain in full force and effect, unless it is terminated or otherwise expires due to the termination or expiration of my position as an Observer.

2.2
Effects of Termination. Upon expiration and/or termination of this letter or my position as an Observer, for any reason whatsoever and/or at the Company’s request, I shall return to the Company or destroy (or, in the case of electronically stored information, delete and not attempt to recover) all documents and material in whatever media, and of any nature, and any copies thereof, containing, including and/or evidencing Confidential Information, whether in my possession or under my control, and shall deliver to the Company any such documents.

2.3
Equitable Relief. I hereby acknowledge and agree that a breach of my obligations hereunder would cause the Company irreparable damage that could not be adequately remedied by an action at law. Accordingly, I agree that the Company shall have the right to seek specific performance of the provisions hereof, to enjoin a breach of the provision thereof, such right being in addition to all other rights and remedies that are available to the Company at law or in equity.

2.4
Entire Agreement. This letter reflects the entire agreement of the parties with respect to its subject matter and supersedes all previous or contemporaneous written or oral negotiations, commitments and writings.

2.5
Governing Law. This letter shall be governed and construed according to the laws of the state of Israel, without reference to conflict of laws principles. Any dispute under this letter shall be brought before the competent general courts of Tel-Aviv, Israel and the parties hereby agree to the sole and exclusive jurisdiction and venue of these courts.

2.6
Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be given or made by any delivery services requiring signature of receipt, first class registered mail (return receipt requested) addressed to the parties at their respective addresses provided in this Section, by e-mail (electronic confirmation required) or facsimile (electronic confirmation required):

If to the Company:

Mazor Robotics Ltd.

7 HaEshel St., Southern Caesarea Industrial Park

P.O.B 3104, Israel 38900

Fax: +972 (_________________)

Attention: Ori Hadomi, CEO

If to Observer:

___________________

___________________

___________________

Fax: ___________________

Notices shall be deemed to be served (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail within seven (7) days of mailing; (iii) if sent by facsimile, on the next business day after transmission, showing successful completion of the transmission; or (iv) if sent by e-mail, on the next business day after transmission, showing successful receipt of the transmission by the other party.

2.7	Amendments. This letter shall not be modified except by a written instrument signed by both parties.

2.8
No Waiver. No waiver of any rights arising under this letter shall be effective unless executed in writing and signed by the party against whom such waiver is sought to be enforced. The waiver of any breach of any provision herein contained, shall not be deemed to be a waiver of such breach, or of any subsequent breach of the same or other provision.

I hereby acknowledge and approve that I have read this letter and undertake to fulfill all of my duties and undertakings– as set forth in this letter.

_____________ (the "Observer") __________________________ _________________ Signature Date

Accepted and agreed to:

Mazor Robotics Ltd. By: ______________ Title: ____________ __________________________ _________________ Signature Date